Exhibit 5.1

(Includes Exhibit 23.1)

August 10, 2009

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Electronic Arts Inc. (“EA”)

Registration Statement on Form S-8

Ladies/Gentlemen:

I am an attorney licensed to practice law in the state of California and I am Senior Vice President, General Counsel and Secretary of EA. I have examined EA’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by EA on or about August 10, 2009 in connection with the registration under the Securities Act of 1933, as amended, of 20,800,000 shares of Common Stock that may be sold by EA to eligible employees and directors of EA pursuant to EA’s 2000 Equity Incentive Plan, as amended and 3,000,000 shares of Common Stock that may be sold by EA to eligible employees of EA pursuant to EA’s 2000 Employee Stock Purchase Plan, as amended (the “Plans”).

As General Counsel for EA, I have examined the proceedings taken by EA in connection with the Plans and the shares being registered hereby.

It is my opinion that the 23,800,000 shares of Common Stock that may be issued and sold by EA pursuant to the Plans, when issued and sold in accordance with the terms set forth in the Plans, as applicable, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion, if any, in the Registration Statement and amendments thereto.

Very truly yours,

/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President,
General Counsel and Secretary